Exhibit 99.1

FORM OF

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is entered into as of April ___, 2008 (the “Effective Date”), between Intrepid Potash, Inc., a Delaware corporation (“Intrepid Potash”), and Intrepid Oil & Gas, LLC, a Colorado limited liability company (“IOG”), and for the limited purposes of joining in and agreeing to Sections 8 and 9, Intrepid Potash-Moab, LLC, a Delaware limited liability company (“Intrepid Moab”).

Recitals

A. Until June 1, 2007, IOG was a wholly owned subsidiary of Intrepid Mining LLC, a Delaware limited liability company (“Intrepid Mining”). As of that date, the entire equity interest in IOG was distributed to the members of Intrepid Mining. Intrepid Mining has performed certain accounting, geology, land title and other services for IOG and allocated the cost of such services to IOG. Intrepid Potash acquired the business and assets of Intrepid Mining as of the Effective Date.

B. IOG desires that Intrepid Potash continue to perform certain services for a transitional period following the Effective Date, and Intrepid Potash has agreed to perform such services pursuant to the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1. Services.

(a) Services to be Provided. During the term of this Agreement, Intrepid Potash shall, pursuant to the terms and subject to the conditions set forth in this Agreement, provide accounting, geology, land title, and engineering services reasonably requested by IOG in connection with IOG’s oil and gas business (the “Services”). The Services shall be performed by the employees of Intrepid Potash (the “Service Employees”) whose job titles are set forth on Exhibit A hereto, as such Exhibit A may be amended from time to time by the mutual agreement of IOG and Intrepid Potash. The Service Employees shall devote such portion of their working time to the performance of the Services as reasonably requested by IOG; provided that no Service Employee shall devote more than 15% of his or her working time to performance of the Services without the prior consent of Intrepid Potash’s Board of Directors.

(b) Quality of Services. Intrepid Potash shall provide the Services to IOG in a commercially reasonable manner and in accordance with its respective past practices and standards for the provision of such Services.

2. Term and Termination. This Agreement shall continue for a period of one year from the Effective Date; provided, that IOG may terminate this Agreement upon 30 days’ prior written notice to Intrepid Potash. Upon the termination of this Agreement, all rights and obligations of the parties hereunder shall terminate, except that (a) each of Intrepid Potash and

IOG shall deliver any property belonging to the other party to such other party promptly upon such termination, (b) IOG shall continue to be responsible for, and shall pay in accordance with Section 4 hereof, any Services Fee and Reimbursements accrued prior to the date of such termination, and (c) the rights and obligations of the parties set forth in Sections 7 through 16 of this Agreement shall survive such termination.

3. Amounts Payable to Intrepid Potash. During the term of this Agreement, Intrepid Potash shall be paid an aggregate monthly fee and reimbursement (the “Services Fee and Reimbursement”) for and in connection with the performance of the Services equal to the sum of (i) the Service Employee Hours for such month; multiplied by the Employee Cost Per Hour for such month, plus (ii) the Direct Costs for such month; provided that the Services Fee and Reimbursement shall be increased by the amounts, if any, due pursuant to Section 8 of this Agreement.

(a) Employee Time Accounting. Each Service Employee shall separately track and account for the number of hours spent performing the Services for each month during the term of this Agreement (the “Service Employee Hours”). Service Employee Hours shall be reviewed and accounted for by Intrepid Potash’s payroll accounting personnel.

(b) Employee Cost Per Hour. “Employee Cost Per Hour” means the cost per hour of Intrepid Potash for each Service Employee, calculated as of the first day of each calendar quarter after the Effective Date based on a 2,000 hour year, for (i) gross wages, salaries, bonuses, incentive compensation and payroll taxes of such Service Employee, plus (ii) employee benefit plans attributable to such Service Employees, including, but not limited to, pension, savings, medical, dental, vision, disability and life insurance, plus (iii) other benefits directly attributable to such Service Employee, including, but not limited to, fringe benefits, or other similar incentive programs, executive programs, severance pay, employee assistance programs, cafeteria plan benefits, dependent care and health care flexible spending accounts, sick leave, legal assistance, and educational assistance. The Employee Cost Per Hour for each Service Employee as of the Effective Date is set forth on Exhibit A attached hereto.

(c) Direct Costs. “Direct Costs” means all reasonably documented out-of-pocket costs and expenses incurred by Intrepid Potash for IOG in connection with the performance of the Services or otherwise.

4. Billing and Payments.

(a) Invoices and Payment. Each month Intrepid Potash shall invoice IOG for the Services Fee and Reimbursement for the preceding month. IOG shall pay Intrepid Potash the Services Fee and Reimbursement within 30 days following receipt of such invoice.

(b) Dispute Resolution. If there is a dispute between IOG and Intrepid Potash regarding the amounts shown as billed to IOG on any invoice, Intrepid Potash shall furnish to IOG reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the Services in question where applicable and practicable. Upon delivery of such documentation, IOG and Intrepid Potash shall cooperate and use their best efforts to resolve such dispute among themselves. If such parties are unable to resolve their dispute within 30 calendar days of the initiation of such procedure, and IOG believes in good faith and with a reasonable basis that the amounts shown as billed to IOG are inaccurate or are otherwise not in accordance with the terms of this Agreement, then IOG shall have the right to commence dispute resolution in accordance with Section 16 of this Agreement.

(c) Failure to Remit Payment. Notwithstanding anything contained herein to the contrary, in the event IOG fails to remit payment of any portion of any invoice amount when due pursuant to Section 4(a), (i) IOG shall be obligated to pay, in addition to the original invoice amount due, interest on such amount at a rate per annum equal to the prime rate, as reported from time to time by the Wall Street Journal or similar publication, plus 2% and (ii) if such failure to remit payment remains uncured for more than 60 days after the applicable due date, then Intrepid Potash may discontinue any or all Services provided under this Agreement.

5. Employee Matters. Intrepid Potash shall establish all guidelines pertaining to the employment of the Service Employees, including, without limitation, guidelines pertaining to the term of office or employment, resignation, removal and compensation of such Service Employees. All Service Employees shall be employees of Intrepid Potash, and not IOG.

6. Books and Records.

(a) Intrepid Potash shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in connection with providing such Services (collectively, the “Books and Records”). Intrepid Potash will maintain and retain the Books and Records in a manner reasonably consistent with the manner in which Intrepid Potash maintains its own books and records and with Intrepid Potash’s record retention policies.

(b) At any time during the term of this Agreement or the twelve months thereafter, but in no event more than once during any calendar quarter, IOG, upon written notice to Intrepid Potash, shall have the right to inspect, during normal business hours and using reasonable commercial efforts not to disrupt Intrepid Potash’s normal business operations, the Books and Records to the extent reasonably necessary to verify any information regarding the Services. IOG shall bear all costs of such inspection.

7. Limitations on Liability; Indemnification.

(a) Limitations on Liability. In the absence of gross negligence or willful misconduct, Intrepid Potash shall not be liable for any losses, damages or adverse consequences of any nature whatsoever arising out of Intrepid Potash’s performance or failure to perform the Services under this Agreement. In the event of any such gross negligence or willful misconduct, the obligations of Intrepid Potash for any losses, damages or adverse consequences arising in connection with the performance of Services shall in the aggregate not exceed the total amount billed or billable to IOG under this Agreement. In no event shall Intrepid Potash be liable to IOG for indirect, special, consequential, including without limitation business interruption, or incidental damages, including without limitation loss of profits or damage to or loss or use of any property, nor shall Intrepid Potash be liable for any damages caused by IOG’s failure to perform its responsibilities hereunder. Intrepid Potash shall also not be liable to IOG for any act or omission of any Service Employee furnishing any Services under this Agreement.

(b) OBLIGATIONS, REPRESENTATIONS AND WARRANTIES. INTREPID POTASH WILL PROVIDE THE SERVICES WITH THE LEVEL OF CARE AND SKILL REQUIRED BY SECTION 1(b) OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INTREPID POTASH MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER.

(c) Indemnification. IOG shall indemnify and hold harmless Intrepid Potash and its affiliates for any losses, damages or adverse consequences of any nature whatsoever relating to, arising out of, or in connection with, the performance of the Services under this Agreement, including without limitation, (i) any third party claims in connection with the performance of the Services or (ii) any property or other damages in connection with the performance of the Services, except and only to the extent that such losses, damages or adverse consequences result from Intrepid Potash’s gross negligence or willful misconduct in the performance of such Services.

8. Certain Oil and Gas Drilling. Intrepid Moab and Intrepid Potash acknowledge and agree that IOG owns the rights that permit IOG to drill the Two-Fer 26-30 Well, to be located in the SE/4SW/4 (588’ FSL, 1864’ FWL) of Section 26, T. 26 S., R. 20 E., Grand County, Utah (the “Twofer Well”) at the cost and expense of IOG (and to the extent any costs are incurred by Intrepid Potash with respect thereto, such costs shall be included in the Services Fee and Reimbursement), and Intrepid Moab and Intrepid Potash hereby consent and authorize the drilling of the Twofer Well by IOG provided that the drilling of the Twofer Well does not interfere with the operations of Intrepid Potash subject to the provisions of this Section 8. The parties agree that if (a) the Twofer Well is subsequently determined by IOG in its sole discretion to be noncommercial for oil and gas production, and (b) Intrepid Moab and IOG determine that the Twofer Well should be converted for use in the production of potash by Intrepid Moab, then Intrepid Moab shall purchase the Twofer Well from IOG for an amount equal to the lesser of (i) $750,000 and (ii) IOG’s actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the Twofer Well to the base of the potash zones. IOG hereby agrees to indemnify and reimburse Intrepid Moab with respect to (x) any damage to Intrepid Moab’s properties caused by the drilling of the Twofer Well that impairs Intrepid Moab’s ability to use such properties in the conduct of its business in a manner consistent with past practices and (y) any reasonable costs and expenses to repair such damage. IOG further agrees to carry general liability insurance coverage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate with respect to the drilling of the Twofer Well naming Intrepid Moab as a named insured along with IOG.

9. Confidentiality. Each party to this Agreement shall, and shall cause its directors, officers, employees, managers, agents, consultants and advisors to, hold in strict confidence, using the same degree of care that it normally uses to protect its own proprietary information, unless compelled to disclose by judicial or administrative process or by other legal requirements (in which case prompt notice shall be given to the other parties unless legally prohibited), all information concerning the other parties, except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished. No party to this Agreement shall release or disclose such information to any other person, except as required by law or to its auditors, attorneys, financial advisors, bankers or other consultants and advisors who shall be advised of the provisions of this Section 9.

10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to the conflict of law provisions thereof.

12. Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties; provided, that Intrepid Potash may assign this Agreement to a successor or assignee corporation or other entity that acquires substantially all of its assets and properties or its operating subsidiaries, including, without limitation, by merger or other operation of law, or in connection with a public offering of its securities or the securities of an affiliate, so long as the assignee assumes the obligations of Intrepid Potash hereunder.

13. Amendment; Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

14. Enforceability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party hereto.

15. Independent Contractor. The parties hereto acknowledge and agree that Intrepid Potash is an independent contractor with respect to the performance of the Services as provided in this Agreement. This Agreement shall not be construed to create a partnership or joint venture, or make either of the parties hereto liable for the debts or obligations of the other, except as expressly provided herein.

16. Arbitration. Except as, and only to the extent, otherwise set forth in Section 4(b) above, any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”). Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party hereto. The arbitration shall be conducted in Denver, Colorado, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. All costs of the Dispute resolution process contemplated by this Section 16 (including, without limitation, the fees of the arbitrator, but exclusive of attorneys’ fees) shall be borne by the party who is the least successful in such process, which shall be determined by comparing (a) the position asserted by each party on all disputed matters taken together to (b) the final decision of the arbitrator on all disputed matters taken together.

[Signatures on Next Page]

The parties hereto have caused this Agreement to be executed on the day and year first above written.

INTREPID POTASH:

Intrepid Potash, Inc.
a Delaware corporation

By:
Name:
Title:

IOG:

Intrepid Oil & Gas, LLC,
a Colorado limited liability company

By:
Name:
Title:

For the limited purposes of joining in and agreeing to Sections 8 and 9:

Intrepid Potash-Moab, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

Service Employees

Employee	Position	Initial Employee Cost Per Hour
1.
2.
3.
4.
5.
6.
7.

A-1